UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2016

M/A-COM Technology Solutions Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35451	27-0306875
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Chelmsford Street Lowell, Massachusetts		01851
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (978) 656-2500

M/A-COM Technology Solutions Holdings, Inc.

100 Chelmsford Street

Lowell, Massachusetts 01851

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 26, 2016, M/A-COM Technology Solutions Inc., a wholly-owned subsidiary of M/A-COM Technology Solutions Holdings, Inc. (“MACOM” or “Seller”) and Calare Properties, Inc., a Delaware corporation (“Buyer” and together with Seller, the “Parties”), entered into a Purchase and Sale Agreement and Escrow Instructions (the “Purchase Agreement”) for the sale and leaseback of certain parcels of property, including the Seller’s headquarters, located at 100 and 144 Chelmsford Street, Lowell, Massachusetts 01851 (the “Chelmsford Property”), consisting of a building containing approximately 162,000 square feet located on approximately 9.8 acres of land. Pursuant to the Purchase Agreement, Buyer will acquire the Chelmsford Property for a sale price of $4.25 million, and Seller will, pending finalization of the lease documentation, lease back the Chelmsford Property for an initial term anticipated to be 20 years, and will receive a construction allowance of $4.0 million from Buyer for improvements.

In connection with the Purchase Agreement, Buyer agreed to pay an aggregate deposit of $0.2 million. The deposit may be retained by Seller if the transaction does not close as a result of Buyer’s default under the Purchase Agreement. The Purchase Agreement contains representations, warranties and covenants of the Parties, closing conditions, termination provisions including a due diligence period for Buyer that expires on July 22, 2016. The closing conditions include, among other things, the execution of certain lease agreements set forth in the Purchase Agreement. Assuming that Buyer completes a satisfactory due diligence inspection and certain other conditions are satisfied, the sale of the Chelmsford Property is expected to close in August 2016, unless otherwise extended as set forth in the Purchase Agreement.

The foregoing is a summary description of certain terms in the Purchase Agreement and is qualified in its entirety by reference to the full text of the Purchase Agreement attached hereto as Exhibit 10.1.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed by MACOM Technology Solutions Holdings, Inc. (formerly known as M/A-COM Technology Solutions Holdings, Inc.) (the “Company”) in a Current Report on Form 8-K dated February 9, 2016, Charles Bland and Susan Ocampo resigned from the Board of Directors of the Company (the “Board”) on February 9, 2016 in order to assist the Company in complying with the majority independent board requirement of the NASDAQ listing rules. Effective June 1, 2016, the Board re-appointed Mr. Bland and Mrs. Ocampo to the Board as Class II directors. Mr. Bland joins the Board as an independent director within the meaning of the independence requirements under the NASDAQ listing rules, and has been appointed as a member of the Audit Committee and a member and the chairman of the Nominating and Governance Committee of the Board. Mrs. Ocampo does not qualify as an independent director at present.

Consistent with the other non-employee members of the Board, Mr. Bland and Mrs. Ocampo will be eligible to receive cash compensation for their service on the Board. Mr. Bland will also be eligible to receive an annual grant of restricted stock units under the Company’s 2012 Omnibus Incentive Plan.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 1, 2016, the Company filed a Fifth Amended and Restated Certificate of Incorporation (the “Charter Amendment”) with the Secretary of State of the State of Delaware. The Charter Amendment amended the Company’s Certificate of Incorporation to effect a change of the Company’s corporate name from “M/A-COM Technology Solutions Holdings, Inc.” to “MACOM Technology Solutions Holdings, Inc.” A copy of the Fifth Amended and Restated Certificate of Incorporation is attached hereto as Exhibit 3.1.

On May 30, 2016, the Board approved changes to the Company’s Bylaws to reflect the name change and to specify that shareholders are deemed to have given consent to personal jurisdiction in the state and federal courts located in Delaware for certain actions involving the Company.

The foregoing summary of the modification to the Company’s Bylaws is qualified in its entirety by the Third Amended and Restated Bylaws attached hereto as Exhibit 3.2.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

3.1	Fifth Amended and Restated Certificate of Incorporation

3.2	Third Amended and Restated Bylaws

10.1	Purchase and Sale Agreement and Escrow Instructions by and between M/A-COM Technology Solutions Inc., and Calare Properties, Inc., dated May 26, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

Dated: June 2, 2016	By:	/s/ John Croteau
John Croteau
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

3.1	Fifth Amended and Restated Certificate of Incorporation

3.2	Third Amended and Restated Bylaws

10.1	Purchase and Sale Agreement and Escrow Instructions by and between M/A-COM Technology Solutions Inc., and Calare Properties, Inc., dated May 26, 2016.